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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 2-96887, 33-48831, 33-35810 and 333-57045 and Form S-3 No.
333-18629 and 333-25861) of Bowne & Co., Inc. of our report dated February 23, 1999 relating to the consolidated financial statements of Bowne & Co., Inc. and subsidiaries as of December 31, 1998 and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended which report appears in the December 31, 1998 annual report on Form 10-K of Bowne & Co., Inc. We also consent to incorporation by reference of our report on the related financial statement schedule included elsewhere herein.

                                          KPMG LLP

New York, New York
March 26, 1999